UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2016 (July 1, 2016)

National Bankshares, Inc.

(Exact name of Registrant as specified in its charter)

Virginia	0-15204	54-1375874
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 Hubbard Street

Blacksburg, VA 24060

(Address of principal executive offices)

(540) 951-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective July 1, 2016, National Bankshares, Inc. subsidiary, The National Bank of Blacksburg (the “Bank”), entered into a new and additional salary continuation agreement (the “2016 Agreement”) with F. Brad Denardo, Executive Vice President to the Company and President and CEO to the Bank. The named executive officer is part of a select group of Company or subsidiary executives who receive similar benefits under a salary continuation plan that is funded by an investment in Company or subsidiary owned life insurance policies on the lives of the executives. The executives and their beneficiaries are unsecured creditors of the Company and subsidiaries with respect to the benefits under the salary continuation plans.

The 2016 Agreement provides an annual benefit to Mr. Denardo in addition to the Salary Continuation Agreement dated February 8, 2006, as amended from time to time, between Mr. Denardo and the Bank. The 2016 Agreement provides an annual benefit for Mr. Denardo at normal retirement age (defined as age 70) that is payable for the greater of 15 years or the executive’s lifetime. If the executive dies before receiving the annual benefit for 15 years, the benefit is paid to his beneficiary for the remainder of that period. A reduced benefit is payable upon the executive’s early termination, disability or upon a change in control of the executive’s employer. “Early termination”, “disability” and “change in control” are each defined in the 2016 Agreement. A death benefit that is equal in amount to the retirement benefit is paid to the executive’s beneficiary for 15 years in the event of the executive’s death while an active employee. No benefit is payable if the executive is terminated for cause, as that term is defined in the 2016 Agreement.

The 2016 Agreement with Mr. Denardo provides that he will receive an additional annual payment of $17,512.00 beginning July 2, 2022.

A copy of the 2016 Agreement with Mr. Denardo is attached as an exhibit.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibit is filed with this Current Report pursuant to Item 5.02:

10.1     Salary Continuation Agreement between The National Bank of Blacksburg and F. Brad Denardo.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL BANKSHARES, INC.

Date: July 20, 2016	By: /s/ JAMES G. RAKES
James G. Rakes Chairman, President and CEO